Exhibit 10.23
STERIS CORPORATION
FORM OF RESTRICTED STOCK AGREEMENT- _______ __, 20__
This Agreement (“Agreement”) is between STERIS Corporation (“STERIS”) and Grantee, with respect to the grant of shares of STERIS restricted stock to Grantee pursuant to the STERIS Corporation 2006 Long-Term Equity Incentive Plan (the “Plan”).
1.     Grant of Restricted Shares. STERIS hereby grants to Grantee, as of the date (“Date of Grant”) set forth above and in the Acknowledgment and Acceptance Form accompanying this Agreement (“Acknowledgment”), shares of STERIS restricted stock as previously disclosed to Grantee and as reflected in the records of STERIS as granted as of the Date of Grant (“Restricted Shares”), at a value of the closing sales price per share of STERIS's Common Shares as of the Date of Grant and as reported on the New York Stock Exchange Composite Tape, upon and subject to the terms of this Agreement and the Plan. The Restricted Shares covered by this Agreement shall be issued to the Grantee effective upon the Date of Grant. The Common Shares subject to this grant of Restricted Shares shall be registered in the Grantee's name and shall be fully paid and nonassessable. Any certificate or other evidence of ownership shall bear an appropriate legend referring to the restrictions hereinafter set forth.
2.     Documents Delivered with Agreement. STERIS has delivered or made available to the Grantee, along with this Agreement, the following documents: (a) STERIS's Policy Prohibiting the Improper Use of Material Non-Public Information (the “Policy”); (b) the Plan and its related Prospectus; (c) the Nondisclosure and Noncompetition Agreement to be entered into between STERIS and Grantee (the “Nondisclosure Agreement”); (d) the Acknowledgment; and (e) STERIS's most recent Annual Report to Shareholders and Form 10-K filed with the US Securities and Exchange Commission. Acceptance and compliance with these documents is a condition to the effectiveness of this grant of restricted shares. By accepting this Agreement or executing the Acknowledgment, the Grantee acknowledges receipt, review and acceptance of these documents and compliance with their terms.
3.    Restrictions on Transfer of Shares. The Common Shares subject to this grant of Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to STERIS, unless, and only to the extent, the Restricted Shares have vested and become nonforfeitable as provided in Section 4 hereof or as otherwise provided in the Plan; provided, however, that the Grantee's rights with respect to such Common Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Common Shares. STERIS in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the Common Shares subject to this grant of Restricted Shares.
4.    Vesting of Restricted Shares. Subject to the terms of this Agreement and the Plan, this grant of Restricted Shares is subject to the following limitations:
(a)    If at the Date of Grant Grantee has attained age 55 and has been in the service of STERIS and/or a Subsidiary for at least five consecutive years (“Qualifying Retirement Eligible”), the Restricted Shares shall vest and become nonforfeitable in four (4) equal annual installments, on each of the first through fourth anniversaries of the Date of Grant.
(b)    If at the Date of Grant the Grantee is not Qualifying Retirement Eligible, the Restricted Shares shall vest and become nonforfeitable on the fourth anniversary of the Date of Grant; provided , however, that if before the Restricted Shares have otherwise become vested and nonforfeitable pursuant to the foregoing provision, the Grantee becomes Qualifying Retirement Eligible, then on the anniversary of the Date of Grant that coincides with or immediately succeeds the date the Grantee becomes Qualifying Retirement Eligible and provided the Grantee has remained in the employ of STERIS or a Subsidiary through such anniversary, the Restricted Shares will become vested and nonforfeitable to the same extent as they would have been on such date under paragraph (a) had the Grantee been Qualifying Retirement Eligible at the Date of Grant, and if such anniversary is not the fourth anniversary of the Date of Grant, the Restricted Shares will thereafter continue to vest in the same manner and to the same extent as would have been the case under paragraph (a) had the Grantee been Qualifying Retirement Eligible at the Date of Grant.

(c)    Notwithstanding the foregoing, if any such anniversary on which the Restricted Shares or a portion thereof would otherwise vest is not a trading day on the New York Stock Exchange, such vesting shall be deferred until the first trading day thereafter.
(d)    Notwithstanding anything herein to the contrary, the provisions of Section 11 of the Plan, other than Section 11(d)(iii), shall not apply to the Restricted Shares, and if the Grantee terminates service with STERIS and all Subsidiaries prior to the date on which the Grantee's Restricted Shares have become fully vested and nonforfeitable, subject to the provisions of Section 11(d)(iii) of the Plan, those portions of the Restricted Shares that are not vested at the time of such termination shall be forfeited.
(e)    Also notwithstanding the foregoing, if on any anniversary of a Date of Grant any portion of the Restricted Shares that would otherwise vest on that anniversary represents a fractional share, that portion shall be aggregated with any portions of the Restricted Shares that represent fractional shares and would otherwise vest on succeeding anniversary dates and all portions so aggregated shall vest on the first of the aforesaid anniversary dates.
5.    Forfeiture of Shares. Subject to the terms of this Agreement and the Plan, if the Grantee violates the Policy, this Agreement, or the Nondisclosure Agreement or ceases to be employed by STERIS or a Subsidiary prior to the time all of the Restricted Shares have become vested and nonforfeitable, the Restricted Shares shall be forfeited to the extent not then vested, subject to the provisions of Section 11(d)(iii) of the Plan. In the event of a forfeiture, any certificate(s) representing the Restricted Shares covered by this Agreement shall be cancelled and the forfeiture shall be noted in STERIS's stock registry.
6.    Dividend, Voting and Other Rights. Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have all of the rights of a shareholder with respect to the Restricted Shares covered by this Agreement, including the right to vote such Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, issuance of rights or warrants, stock split, combination of shares, recapitalization, merger, consolidation, separation, or reorganization or any other change in the capital structure of STERIS shall be subject to the same or similar restrictions as the Restricted Shares covered by this Agreement as determined by STERIS.
7.     Stock Certificate(s). The Common Shares subject to this grant of Restricted Shares shall not be represented by certificates unless otherwise provided by resolution of the Board of STERIS or required by law, and if such Common Shares should be represented by certificates, the certificates will be held in custody by STERIS until those shares shall vest in accordance with the provisions hereof or as otherwise provided in the Plan. STERIS shall cause the Restricted Shares to be registered in the name of Optionee in STERIS's stock registry, with the foregoing restrictions noted thereon. STERIS requires as a condition to the effectiveness of this grant of Restricted Shares that Grantee deliver to STERIS a stock power endorsed in blank by the Grantee with respect to the Restricted Shares and Grantee agrees to deliver the same.
8.    Compliance with Law. Notwithstanding any other provision of this Agreement, STERIS shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any applicable law.
9.    Employment. For purposes of this Agreement, the continuous employment of the Grantee with STERIS or a Subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to cease being an employee of STERIS or Subsidiary, by reason of (i) the transfer of his or her employment among STERIS and its Subsidiaries or (ii) a leave of absence not to exceed 12 months approved in writing by a duly elected officer of STERIS.
10.    Certain Determinations. Application, violation, or other interpretation of the terms of this Agreement, the Plan, the Nondisclosure Agreement, the Policy, any Prior Agreement, or any STERIS policy shall be determined by the Board or the Chief Executive Officer or his delegatee or delegatees, if applicable, in their sole discretion, and such determination shall be final and binding on the Grantee.
11.    Termination of the Plan; No Right to Future Grants; No Right of Employment; Extraordinary Item of Compensation. By entering into this Agreement, the Grantee acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by STERIS at any time; (b) that the grant of Restricted Shares is a one-time benefit which does not create any contractual or other right to receive future grants of restricted shares, or benefits in lieu of restricted shares; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when the restricted shares shall be granted, the number of shares subject to each grant of restricted shares, and the time or times when the restricted shares shall become nonforfeitable, will be at the sole discretion of STERIS; (d) that the Grantee's participation in the Plan shall not create a right to further employment with the Grantee's employer and shall not interfere with the ability of the Grantee's employer to terminate the Grantee's employment relationship at any time with or without cause; (e) that the Grantee's participation in the Plan is voluntary; (f) that the value of the Restricted Shares is an extraordinary item of compensation which is outside the scope of the Grantee's employment contract, if any; (g) that the Restricted Shares are not part of normal and expected compensation for purposes of any other employee benefit plan or program of STERIS, including for purposes of calculating any severance, resignation, redundancy, end of service, bonus, long-service, pension or retirement benefits or similar payments; (h) that the right to Vesting of the Restricted Shares ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (i) that the future value, if any, of the Restricted Shares is unknown and cannot be predicted with certainty; and (j) that, where the Grantee's employer is a Subsidiary or affiliate of STERIS, the Restricted Shares have been granted to the Grantee in the Grantee's status as an employee of such Subsidiary or affiliate and the terms of this Agreement can be modified by STERIS to facilitate the issuance and administration of the award and can in no event be understood or interpreted to mean that STERIS is the Grantee's employer or that the

Grantee has an employment relationship with STERIS.
12.    Employee Data Privacy. By entering into the Agreement, and as a condition of this award of Restricted Shares, the Grantee consents to the collection, use and transfer of personal data as described in this Section 12. The Grantee understands that STERIS and its Subsidiaries hold certain personal information about the Grantee, including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares of stock or directorships held in STERIS, details of all Restricted Shares or other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor, for the purpose of managing and administering the Plan (“Data”). The Grantee further understands that STERIS and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Grantee's participation in the Plan, and that STERIS and/or its Subsidiaries may each further transfer Data to any third parties assisting STERIS in the implementation, administration and management of the Plan (“Data Recipients”). The Grantee understands that these Data Recipients may be located in the Grantee's country of residence, the European Economic Area, and in countries outside the European Economic Area, including the United States. The Grantee authorizes the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any transfer of such Data, as may be necessary or appropriate for the administration of the Plan and/or the subsequent holding of shares of stock on the Grantee's behalf, to a broker or third party with whom the shares acquired on exercise may be deposited. The Grantee understands that he or she may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein by notifying STERIS in writing. The Grantee further understands that withdrawing consent may affect the Grantee's ability to participate in the Plan, at the sole discretion of the Board or the Chief Executive Officer or its delegatee or delegatees.
13.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan.
14.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall have a material adverse effect on the rights of the Grantee under this Agreement without the Grantee's consent.
15.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid while accomplishing the most similar purpose.
16.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. Any unresolved dispute shall be submitted exclusively to the jurisdiction of the courts of Lake County, Ohio.
17.    Miscellaneous. Nothing contained in this Agreement shall be understood as conferring on Grantee any right to continue as an employee of STERIS or any Subsidiary or affiliate.  STERIS reserves the right to correct any clerical, typographical, or other error in this Agreement or otherwise with respect to this grant. This Agreement shall inure to the benefit of and be binding upon its parties and their respective heirs, executors, administrators, successors, and assigns, but the Restricted Shares shall not be transferable by Grantee other than as provided in Section 17 of the Plan.
STERIS has caused this Agreement to be executed on its behalf by its duly authorized officer, and Grantee has entered into this Agreement and accepted all terms and conditions thereof by electronic acceptance and/or by the signed Acknowledgment, either of which has the same force and binding effect as if this Agreement were physically signed by Grantee, all as of the Date of Grant.

STERIS Corporation	Grantee:

By: ___________________________________	By: ____________________________________
Mark D. McGinley
Senior Vice President, General Counsel & Secretary